Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com
June 6, 2017

Board of Directors Prologis, Inc. Pier 1, Bay 1 San Francisco, California 94111
Re: Registration Statement on Form S-3 (File No. 333-216491)

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Parent Guarantor”), and its operating partnership, Prologis, L.P., a Delaware limited partnership (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of £500,000,000 aggregate principal amount of the Issuer’s 2.250% Notes due 2029 (the “Notes”) and the related guarantees thereof by the Parent Guarantor (the “Guarantees”), each as described in the prospectus, as supplemented, relating to the Notes and the corresponding Guarantees (the “Prospectus”) contained in the Issuer’s and the Parent Guarantor’s Registration Statement on Form S-3 (File No. 333-216491) (the “Registration Statement”). The Notes and the corresponding Guarantees will be issued under the Indenture, dated as of June 8, 2011, among the Issuer and the Parent Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental Indenture, dated as of June 8, 2011, the second supplemental indenture, dated as of June 8, 2011, the third supplemental indenture, dated as of June 8, 2011, the fourth supplemental indenture, dated as of June 8, 2011, the fifth supplemental indenture, dated as of August 15, 2013, the sixth supplemental indenture, dated as of December 3, 2013 and the seventh supplemental indenture, dated as of February 20, 2014. In connection with the issuance of the Notes, the Issuer and the Parent Guarantor anticipate entering into an eighth supplemental indenture with U.S. Bank National Association, as trustee, transfer agent and registrar and Elavon Financial Services DAC, UK Branch, as paying agent, which shall set forth the terms of the Notes (the Base Indenture as supplemented by the first, second, third, fourth, fifth, sixth, seventh and eighth supplemental indentures, the “Indenture”).

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of the Registration Statement, relating to the debt securities and guarantees of which the Notes and Guarantees are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement, including the Prospectus; (ii) the Parent Guarantor’s Articles of Incorporation, as amended and supplemented; (iii) the Parent Guarantor’s Eighth Amended and Restated Bylaws; (iv) the certificate of limited partnership of the Issuer; (v) the Thirteenth Amended and Restated Agreement of Limited Partnership, as amended, of the Issuer; (vi) resolutions of the Parent Guarantors’ Board of Directors and committees thereof; (vii) the Indenture and (viii) the form of the Notes and corresponding Guarantees. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Issuer and the Parent Guarantor or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP
Board of Directors Prologis, Inc.
June 6, 2017
Page 2

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

(i) The Notes have been duly authorized and, when executed by the Issuer and authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture; and

(ii) The Guarantees have been duly authorized and, when executed by the Parent Guarantor and when the Notes have been authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus under the caption “Legal Matters” with respect to the matters stated therein.

The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Maryland General Corporation Law. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP